Filed Pursuant to Rule 433

Registration No. 333-293263

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 27, 2026

4.125% Notes due 2029 4.875% Notes due 2036

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	4.125% Notes due 2029 (the “2029 Notes”) 4.875% Notes due 2036 (the “2036 Notes”)

Aggregate Principal Amount:	2029 Notes: $750,000,000 2036 Notes: $750,000,000

Maturity Date:	2029 Notes: April 27, 2029 2036 Notes: April 29, 2036

Coupon:	2029 Notes: 4.125% 2036 Notes: 4.875%

Interest Payment Dates:	2029 Notes: Semi-annually on each April 27 and October 27, commencing October 27, 2026 2036 Notes: Semi-annually on each April 29 and October 29, commencing October 29, 2026

Record Dates:	2029 Notes: April 12 and October 12 2036 Notes: April 14 and October 14

Price to Public:	2029 Notes: 99.633% of principal amount 2036 Notes: 98.393% of principal amount

Underwriting Discount:	2029 Notes: 0.200% of principal amount 2036 Notes: 0.450% of principal amount

Net Proceeds:	2029 Notes: $745,747,500 (after the underwriting discount and before expenses) 2036 Notes: $734,572,500 (after the underwriting discount and before expenses)

Benchmark Treasury:	2029 Notes: 3.875% due April 15, 2029 2036 Notes: 4.125% due February 15, 2036

Benchmark Treasury Price/Yield:	2029 Notes: 100-04 ¼ / 3.827% 2036 Notes: 98-11+ / 4.332%

Spread to Benchmark Treasury:	2029 Notes: +43 basis points 2036 Notes: +75 basis points

Yield to Maturity:	2029 Notes: 4.257% 2036 Notes: 5.082%

Optional Redemption:	2029 Notes:
Prior to March 27, 2029: Make-whole redemption at Treasury plus 10 bps On or after March 27, 2029: Redemption at par

2036 Notes:
Prior to January 29, 2036: Make-whole redemption at Treasury plus 15 bps On or after January 29, 2036: Redemption at par

Settlement Date (T+2):	April 29, 2026*

CUSIP/ISIN:	2029 Notes:	CUSIP Number: 718172 EF2 ISIN Number: US718172EF24

	2036 Notes:	CUSIP Number: 718172 EG0 ISIN Number: US718172EG07

Listing:	None

Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Morgan Stanley & Co. LLC Santander US Capital Markets LLC Standard Chartered Bank

Co-Managers:	Bank of China (Europe) S.A. DBS Bank Ltd.

Allocations:	2029 Notes	2036 Notes
Barclays Capital Inc.	$140,850,000	$140,850,000
Mizuho Securities USA LLC	140,700,000	140,700,000
SMBC Nikko Securities America, Inc.	140,700,000	140,700,000
Morgan Stanley & Co. LLC	93,750,000	93,750,000
Santander US Capital Markets LLC	93,750,000	93,750,000
Standard Chartered Bank	93,750,000	93,750,000
Bank of China (Europe) S.A.	23,250,000	23,250,000
DBS Bank Ltd.	23,250,000	23,250,000
Total	$750,000,000	$750,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No EEA PRIIPs KID or UK PRIIPs KID/CCI product summary – No EEA PRIIPs KID and no UK PRIIPs key information document (KID)/CCI product summary has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Mizuho Securities USA LLC toll-free at 1-866-271-7403 and SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.